UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 1, 2006

TRANSGENOMIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30975	911789357
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

12325 Emmet Street, Omaha, Nebraska	68164
(Address of principal executive offices)	(Zip Code)

(402) 452-5400

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Transfer of Listing

On July 28, 2006, Trangenomic, Inc. (the “Registrant”) filed an application to transfer the listing of its common stock from the NASDAQ Global Market to the NASDAQ Capital Market.

The Registrant elected to seek a transfer to the Capital Market because its common stock does not meet Nasdaq’s minimum $1.00 per share bid price requirement for continued listing on the Global Market. On February 15, 2006, the Registrant received a letter from Nasdaq’s Listing Qualifications Department indicating that it did not meet the minimum bid requirement. Nasdaq provided the Registrant with a grace period of 180-calendar days, or until August 14, 2006, to regain compliance. By transferring to the Capital Market, the Registrant expects to be afforded an additional 180-calendar day grace period in which to satisfy the $1.00 bid price requirement.

The Registrant expects to receive Nasdaq’s approval decision within the next two weeks and expects to maintain its current Global Market status pending approval of the transfer application. The Registrant believes it meets all listing requirements of the Capital Market, other than the minimum $1.00 per share bid requirement, and anticipates approval of the transfer. To regain compliance with the minimum bid requirement, the closing bid price of the Registrant’s common stock must remain above $1.00 for a minimum of ten consecutive trading days within the additional 180-calendar day grace period. Assuming the transfer is approved, the Registrant will not be eligible to relist its common stock on the Global Market until it common stock maintains a minimum bid price of $5.00 per share for 90 consecutive trading days and the Registrant otherwise complies with the initial listing requirements of the Global Market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 1, 2006	TRANSGENOMIC, INC.

	By:	/s/ Michael Summers
Michael Summers, Chief Financial Officer